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EMPLOYMENT AGREEMENT

    This Employment Agreement ("Agreement") is made effective October 10, 2000, by and between Jore Corporation, a Montana corporation ("Jore") and David H. Bjornson ("Employee").

    NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.

    Jore hereby agrees to continue to employ Employee as its Chief Legal and Administrative Officer, and Employee hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to employees of Jore. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to Jore employees in general, the terms of this Agreement shall control.

2.  Duties of Employee.

    The duties of Employee shall include the performance of all of the duties typical of the office held by Employee as described in the bylaws of Jore, if applicable, and such other duties and projects as may be assigned by a superior officer of Jore, or the board of directors of Jore. Employee shall devote his full time productive time, ability and attention to the business of Jore and shall perform all duties in a professional, ethical and businesslike manner. Employee will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, that would be in conflict with Employee's duties on Jore's behalf.

3.  Compensation.

    A.  Base Compensation.  Employee will be paid compensation during this Agreement at a base salary of $159,100 per year, payable in installments according to Jore's regular payroll schedules.

    B.  Incentive Compensation.  Employee will be paid such incentive compensation as may be agreed upon from time to time between Employee and Jore management. Unless otherwise provided herein, any bonus or other incentive compensation will be calculated on a calendar quarter basis, with the requirement Employee be employed on the last day of such quarter to qualify for the bonus.

4.  Benefits.

    A.  Holidays, Vacation and Personal Days.  Employee will be entitled to paid holidays, vacation days, and personal days each calendar year, as set out in the Jore employee handbook, or, as to corporate officers, as set forth in Jore employee compensation guidelines as adopted and modified from time to time ("Jore's Compensation Guidelines"). Jore will notify Employee on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Vacation days will be scheduled in advance subject to requirements of Jore. Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

    B.  Life Insurance, Disability, and Medical Plan.  Jore agrees to include Employee in the group medical plan of Jore and, if applicable to the office of Employee pursuant to Jore's Compensation Guidelines, to provide voluntary life insurance and disability insurance for Employee in the amounts and under the terms and conditions set forth in Jore's Compensation Guidelines as in effect on the date hereof. Employee shall be responsible for payment of any federal or state income tax imposed upon these benefits.

    C.  Expense Reimbursement.  Employee shall be entitled to reimbursement for all reasonable and customary expenses, including travel and entertainment, incurred by Employee in the performance of

Employee duties. Employee will maintain records and written receipts as required by Jore's internal policies and reasonably requested by Jore to substantiate such expenses. Any anticipated out of the ordinary expenses must be pre-approved by senior management of Jore.

5.  Term and Termination.

    A.  The Initial Term of this Agreement shall commence on the date hereof and it shall continue in effect for a period of five (5) years. Thereafter, the Agreement shall be renewed upon the mutual agreement of Employee and Jore for successive one-year terms, unless terminated in accordance herewith.

    B.  This Agreement and Employee's employment may be terminated at Jore's discretion without cause during the Initial Term with 30 days prior written notice to Employee. If the termination is without cause, Jore shall pay to Employee base compensation through the date which is one hundred twenty (120) days from the date on which the termination is to be effective as per the timely delivered notice. In addition, Employee shall be entitled to a pro rata share of incentive compensation as provided in section 3.B. through and including the effective date of termination (but not including the period of continuing compensation under this subsection).

    C.  This Agreement may be terminated by Employee at Employee's discretion by providing at least thirty (30) days prior written notice to Jore. In the event of termination by Employee pursuant to this subsection, Jore may immediately relieve Employee of all duties and immediately terminate this Agreement, provided that Jore shall pay Employee at the then applicable base salary rate to the termination date included in Employee original termination notice, but in no event in excess of thirty (30) days from the date Jore receives such notice. Any incentive compensation which has accrued through such date, but has not been paid, shall be forfeited by Employee in this event, and shall not be paid.

    D.  In the event that Employee is in breach of any material obligation owed Jore under this Agreement, habitually neglects the duties to be performed under this Agreement, becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation, engages in any conduct which is dishonest, damages the reputation or standing of Jore, is convicted of a serious criminal act or engages in any act listed as cause for dismissal in the Jore Employee Handbook, then Jore may terminate this Agreement upon five (5) days notice to Employee. In event of termination of the agreement pursuant to this subsection, Employee shall be paid only at the then applicable base salary rate up to and including the date of termination. Employee shall not be paid any incentive compensation or other additional compensation, prorated or otherwise.

    E.  In the event Jore is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Jore agrees to use its best efforts to ensure that the transferee or surviving entity is bound by the provisions of this Agreement.

6.  Notices.

    Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

    If to Jore:

      Jore Corporation
      45000 Highway 93 South
      Ronan, Montana 59864

      Attention: General Counsel

    If to Employee:

      David H. Bjornson
      3400 Lorraine Drive
      Missoula, Montana 59803

7.  Final Agreement.

    This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. Only a further writing that is duly executed by both parties may modify this Agreement.

8.  Governing Law.

    This Agreement shall be construed and enforced in accordance with the laws of the state of Montana.

9.  Headings.

    Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. Assignment.

    Neither this Agreement nor any or interest in this Agreement may be assigned by Employee without the prior express written approval of Jore, which may be withheld by Jore at Jore's absolute discretion. Jore may assign or delegate all or any part of its rights or obligations under this Agreement to a direct or indirect subsidiary or parent or by merger, consolidation, sale or transfer of all or substantially all of its assets, provided any resulting assignee or transferee succeeds to the obligations of Jore hereunder, and provided that at least eighty percent (80%) of the ultimate ownership of such assignee or transferee immediately after such transfer or assignment is held or owned, directly or indirectly, by the same parties owning or holding immediately prior to the transfer or assignment. All references to Jore shall include any permitted assignee or successor to Jore.

11. Preparation of Agreement.

    Employee acknowledges that this Agreement was prepared by attorneys representing Jore, and that the terms of this Agreement will have tax consequences to Employee. Employee has been advised to consult with an attorney and tax advisor of his choice before entering into this Agreement and has done so, or has waived the opportunity to do so. Employee acknowledges that he has not relied upon any legal or tax advice of Jore's attorneys in connection with this Agreement.

12. Severability.

    If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

13. Arbitration.

    The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Lake County, Montana, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Jore Corporation		Employee:
By:

	Matt Jore	David H. Bjornson
President

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EMPLOYMENT AGREEMENT